Sub-Item 77Q2

DREYFUS HIGH YIELD STRATEGIES FUND

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, Section 30(h) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Securities and Exchange Commission (“SEC”) regulations thereunder, the Fund’s officers and Trustees, persons owning more than 10% of the Fund’s shares of beneficial interest, and certain additional persons outlined in Section 30(h) of the 1940 Act are required to report their transactions in the Fund’s shares to the SEC, the New York Stock Exchange and the Fund. Based solely on written representations of such persons and on copies of reports that have been filed with the SEC, the Fund believes that, during the fiscal year ended March 31, 2007, all filing requirements applicable to such persons were complied with except that Jonathan Little, who became the Chairman of the Board of Dreyfus on December 28, 2006, did not report on a timely basis in a Form 3 filing that he had no beneficial interest in the Fund as of the date he was appointed Chairman of Dreyfus. However, the described failure to file was subsequently reported on the appropriate Form during the fiscal year ended March 31, 2007.